Exhibit 99.1

1440 E Missouri Avenue, Suite C-175 - Phoenix, AZ 85014

Phone: Arizona: (602) 264-1375 - Fax: (602) 264-1397

Southern Copper Corporation (“SCC”) Reports

First Quarter 2012 Results

April 30, 2012 - Southern Copper Corporation (NYSE and BVL: SCCO)

•                  First quarter 2012 (“1Q12”) sales reached $1,805.9 million, 13% higher than those of the 1Q11. We managed to increase our sales despite lower prices for our metals: copper price decreased by 14%, molybdenum by 18% and zinc by 16% year over year. This sales increase was the result of higher copper volume from increased production at all of our open pit mines.

•                  EBITDA in 1Q12 was $1,057.0 million, a significant increase of 27% year over year. EBITDA margin increased from 52% in 1Q11 to 59% in 1Q12.

•                  Net income for the 1Q12 was $621.4 million, an increase of 30% compared with 1Q11. Net income represented 34% of total revenues.

•                  Copper mine production in 1Q12 increased by 23%, compared to the 1Q11, mainly because of better ore grades at our open pit mines and Buenavista operating at full capacity.  Refined copper and rod production also increased by 16% and 17%, respectively.  Total copper production for 1Q12 was 154,233 tons.

•                  Production of our three major by-products also increased: Molybdenum by 8%, silver by 17% and zinc by 13%.

•                  In 1Q12, operating cash cost per pound, net of by-products, was $0.52, compared with $0.35 per pound in 1Q11. This increase is mainly because by-product credits are now distributed among more pounds of copper due to the additional production from Buenavista. Operating cash cost per pound of copper before by-products credits was $1.82 per pound in 1Q12, compared with $1.77 per pound in 1Q11.

•                  Capital expenditures during the 1Q12 were $177 million, mainly for the Buenavista and Cuajone projects.

•                  On April 23, 2012, the Board of Directors authorized a cash dividend of $0.53 per share. The dividend is payable on May 24, 2012, to shareholders of record at the close of business on May 11, 2012.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Commenting on the Company’s first quarter results, Mr. German Larrea, Chairman of the Board, said, “I am proud to announce that Southern Copper sales reached $1.8 billion, while managing to reduce costs 2%, despite lower copper, molybdenum and zinc prices. We achieved these results because of higher copper production, as well as higher production of our main by-products.”

“I would like to highlight that our focus is on value creation.  We want to optimize the net present value of our assets, so we are investing in organic growth while making sure to maintain one of the most competitive cost structures in the industry.  In the first quarter of 2012, we spent $177 million on our capital projects.”

“I believe that the Company is extremely well positioned for the challenges of 2012. We are in a very strong financial position and our cash flows are well in excess of our capital spending plans, which allows us to deal with market volatility and continue our aggressive plan of expansion.”

	First Quarter
			Variance
	2012	2011	$	%
	(in millions except per share amount and %s)

Sales	$1,805.9	$1,602.0	$203.9	12.7%
Cost of sales	721.9	736.9	(15.0)	(2.0)%
Operating income	972.9	762.8	210.1	27.5%
EBITDA (1)	1,057.0	832.8	224.2	26.9%
EBITDA margin	58.5%	52.0%	6.5pp	12.6%
Net Income	$621.4	$478.4	$143.0	29.9%
Net income margin	34.4%	29.9%	4.5pp	15.2%
Income per share	$0.73	$0.56	$0.17	31.3%
Capital expenditures	$177.4	$73.0	$104.4	143.0%
Exploration	$8.7	$7.2	$1.5	20.8%

pp: percentage points

Production

Copper.- In 1Q12 copper mine production increased by 23% to 152,906 tons, compared with 124,194 tons in the 1Q11. This increase was the result of higher production at all of our open pit mines, led by Buenavista, which increased production by 70%. Higher ore grades and recoveries at our Toquepala and Cuajone mines increased their combined production by 13%. Finally, higher throughput and ore grade at La Caridad mine improved its production by 4%.

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

Molybdenum.- Molybdenum production increased by 8% in 1Q12 due to higher production at the Toquepala mine as a result of higher ore grade and recovery.

Silver.- Silver mine production increased 17% in 1Q12 as result of higher production at our Buenavista, Toquepala and Cuajone mines.

Zinc.- Production increased 13% in 1Q12 mainly due to higher grades and recoveries and higher production at the Santa Eulalia mine.

Capital Expenditures

Buenavista Expansion.-  The overall progress of the Quebalix project is 95%. This facility is expected to begin operating in the 2Q12.  Through March 31, 2012, we have invested $68 million of the $70 million budgeted. This investment consists of a crushing, conveying and spreading system that improves the SXEW copper production by increasing recovery and reducing the required time to extract copper.

Also, the SXEW III plant construction is moving forward at the Buenavista mine. We will be using at this project all the equipment originally purchased for the Tia Maria project.  This will allow us to increase the annual SXEW plant capacity from 88,000 tons to 120,000 tons. The new plant should begin operating in the 2H13 and has a total budget cost of $444 million.

The construction of the first new molybdenum plant for the current concentrator reports 38% progress. This plant has a budget of $38 million of which 7% has been expended. The project is expected to begin operations in the 1Q13 and produce 2,000 tons of molybdenum per year.

The new Buenavista concentrator project is in process, with an estimated annual production of 188,000 tons of copper, and a second molybdenum plant that will produce 2,600 tons of molybdenum.  The project has a total budget cost of $1.4 billion and it is expected to begin operations by 1H15.

Angangueo.- Basic and detailed engineering are moving forward as scheduled to develop this underground polymetallic deposit in Michoacan, Mexico. With an estimated investment of $131 million, Angangueo will have an annual production of 36,000 tons of copper concentrate, 4.5 million ounces of silver, 41,000 tons of zinc concentrate and 6,600 tons of lead concentrate.  The project is scheduled to begin production in the 2H14.

Toquepala Expansion.- Through March 31, 2012, we have spent $203 million out of the $600 million budgeted. Current project completion is scheduled for the first quarter 2014.  The Toquepala expansion will increase annual production by 100,000 tons of copper and 3,100 tons of molybdenum.

Cuajone Expansion.- Through March 31, 2012, the Company has spent $100 million on this project out of the $301 million budgeted. It is scheduled to start operations in the 3Q13 and will add an annual production of 22,000 tons of copper and 700 tons of molybdenum.

Tia Maria. - We are working on a new EIA study that is taking into account local community concerns, government new guidance and observations from a United Nations agency retained by the Peruvian Ministry of Energy and Mines for this purpose. We are confident that this initiative will allow us to obtain the approval for this project of 120,000 tons of copper per year. As a result of this process, we have rescheduled the start-up of operations for the first half of 2015. Meanwhile, we have reassigned equipment previously purchased to our Buenavista, Toquepala and Cuajone mines.

Conference call

The Company’s first quarter earnings conference call will be held on Wednesday, May 2, 2012, beginning at 11:00 A.M. — EST (10:00 A.M. Lima and Mexico City).

To participate:

Dial-in number:	866-419-8785 in the U.S. 631-813-4732 outside the U.S.
Raul Jacob, Chief Financial Officer - Peruvian Operations and Investor Relations
Conference ID:	77129603 and “Southern Copper First Quarter 2012 Results”

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2012	3.77	3.78	14.10	0.92	32.69	1,690.84

1Q 2011	4.38	4.39	17.17	1.09	31.74	1,384.38
2Q 2011	4.15	4.16	16.50	1.02	38.42	1,504.30
3Q 2011	4.08	4.07	14.44	1.01	38.76	1,700.16
4Q 2011	3.40	3.41	13.20	0.86	31.81	1,685.50
Average 2011	4.00	4.01	15.33	0.99	35.18	1,568.58

Variance: 1Q12 vs. 4Q11	10.9%	10.9%	6.8%	7.0%	2.8%	0.3%
Variance 1Q12 vs. 1Q11	(13.9)%	(13.9)%	(17.9)%	(15.6)%	3.0%	22.1%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended
	March 31,
	2012	2011	%
Copper (tons)
Mined	152,906	124,194	23.1%
3rd party concent.	1,327	28,995	(95.4)%
Smelted	156,725	130,038	20.5%
Refined	149,503	129,172	15.7%
Rod	29,195	24,869	17.4%
Sales	163,291	130,130	25.5%

Molybdenum (tons)
Mined	4,623	4,274	8.2%
Sales	4,608	4,608	—

Zinc (tons)
Mined	22,592	19,995	13.0%
Refined	24,927	24,166	3.1%
Sales	24,663	24,682	(0.1)%

Silver (000s ounces)
Mined	3,420	2,914	17.4%
Refined	3,603	2,906	24.0%
Sales	3,950	3,105	27.2%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011	VAR %
	(in millions, except per share amount)

Net sales:	$1,805.9	$1,602.0	12.7%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	721.9	736.9	(2.0)%
Selling, general and administrative	25.5	24.5	4.1%
Depreciation, amortization and depletion	76.9	70.6	8.9%
Exploration	8.7	7.2	20.8%
Total operating costs and expenses	833.0	839.2	(0.7)%

Operating income	972.9	762.8	27.5%

Interest expense, net of capitalized interest	(44.3)	(46.6)	(4.9)%
Gain on short-term investments	5.8	—	100.0%
Other income (expense)	1.4	(0.6)	333.3%
Interest income	3.8	2.7	40.7%

Income before income tax	939.6	718.3	30.8%

Income taxes	318.8	238.1	33.9%
Equity earnings of affiliate	2.7	—	100.0%

Income net of income tax	623.5	480.2	29.8%

Less: Net income attributable to non-controlling interest	2.1	1.8	16.7%

Net Income attributable to SCC	$621.4	$478.4	29.9%

Per common share amounts (*):
Net income attributable to SCC common shareholders — basic and diluted	$0.73	$0.56	31.3%
Dividends paid	$0.54	$0.57	(6.4)%

Weighted average shares outstanding (Basic and diluted)	850.0	859.0

(*) Number of shares and per share amounts have been retroactively adjusted in the financial statements to reflect the effect of the 9.0 million shares paid as stock dividend on February 28, 2012.

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
		(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,518.2	$848.1	1,973.3
Short-term investments	227.3	522.0	220.7
Accounts receivable	824.5	883.6	673.7
Inventories	609.1	651.9	621.6
Prepaid, deferred taxes and other assets	227.5	196.0	172.2
Total current assets	3,406.6	3,101.6	3,661.5

Property, net	4,495.9	4,419.9	4,095.1
Leachable material, net	154.0	123.0	50.7
Intangible assets, net	110.0	110.3	111.8
Deferred income tax	158.4	145.3	78.8
Other assets	169.0	162.6	126.7
Total assets	$8,493.9	$8,062.7	$8,124.6

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10.0	$10.0	$10.0
Accounts payable	438.8	438.7	591.1
Income taxes	144.9	182.5	204.8
Due to affiliates	12.0	4.4	4.9
Deferred income taxes	39.9	39.9	—
Accrued workers’ participation	223.1	245.1	166.9
Interest	62.7	59.9	62.6
Other accrued liabilities	26.6	12.4	24.7
Total current liabilities	958.0	992.9	1,065.0

Long-term debt	2,735.9	2,735.7	2,745.3
Deferred income taxes	131.2	125.2	139.4
Other liabilities	111.2	110.6	153.4
Asset retirement obligation	62.8	62.0	59.9
Total non-current liabilities	3,041.1	3,033.5	3,098.0

EQUITY
Stockholders’ equity
Common stock	1,207.7	1,048.2	1,052.2
Treasury stock	(760.1)	(897.8)	(630.6)
Accumulated comprehensive income	4,024.6	3,864.9	3,520.6
Total stockholders’ equity	4,472.2	4,015.3	3,942.2
Non-controlling interest	22.6	21.0	19.4
Total Equity	4,494.8	4,036.3	3,961.6

Total liabilities and equity	$8,493.9	$8,062.7	$8,124.6

As of March 31, 2012, December 31, 2011 and March 31, 2011 there were 850.0 million, 850.0 million and 859.0 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net earnings	$623.6	$480.1
Depreciation, amortization and depletion	76.9	70.6
Cash provided from (used for) operating assets and liabilities	27.8	(6.1)
Other, net	(7.9)	(29.5)
Net cash provided from operating activities	720.4	515.1

INVESTING ACTIVITIES
Capital expenditures	(177.4)	(73.0)
Sale (purchase) of short-term investment, net	294.7	(144.6)
Payment to development stage properties	—	(11.3)
Other, net	0.1	0.7
Net cash provided from (used for) investing activities	117.4	(228.2)

FINANCING ACTIVITIES
Debt repaid	—	(5.3)
Dividends paid	(159.8)	(493.0)
Distributions to non-controlling interest	(0.5)	(2.2)
Other	0.2	(1.2)
Net cash used for financing activities	(160.1)	(501.7)

Effect of exchange rate changes on cash	(7.6)	(4.6)

Increase (decrease) in cash and cash equivalents	$670.1	$(219.4)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 80.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 19.1% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.